HILB, ROGAL AND HAMILTON COMPANY
        AMENDMENT TO SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN


     WHEREAS, the Company adopted the Hilb, Rogal and Hamilton
Company Supplemental Executive Retirement Plan (the "Plan"), effective December 16, 1994; and

     WHEREAS, the Company reserves the right to amend the Plan by resolution of the Board of Directors, communicated to Participants not later than sixty (60) days following the effective date of such amendment, and

     WHEREAS, the Company desires to amend the Plan effective
February 5, 1996; now therefore be it

     RESOLVED, that the following amendments to the Plan are hereby approved and adopted, effective February 5, 1996:

     1. Section 2.1 shall be amended by amending and restating the definition of "Final Average Compensation" as follows:

          "Final Average Compensation" means a Participant's average annual Compensation for the sixty (60) consecutive whole months immediately prior to Separation from Service but shall not include Compensation earned after age 65 (or age 68, for a Grandfathered Participant).

     2. The first sentence of Section 4.1 shall be amended to read as follows:

          4.1 Entitlement to Benefits. Each Participant shall be entitled to the Supplemental Benefit provided in
          Section 4.2 of the Plan upon reaching his Benefit Commencement Date; provided, however, that a Participant whose Benefit Commencement Date does not coincide with his attaining age 65 (for a Grandfathered Participant, age 68) shall receive the Actuarial equivalent of his Supplemental Benefit determined as of age 65 (or 68). . . .

     3.   The following sentence shall be added at the end of
Section 4.2:

               Notwithstanding anything in this Section 4.2 to the contrary, the Supplemental Benefit for a Grandfathered Participant shall be fixed at $185,000.